Exhibit 10.1

April 20, 2016

RREEF Property Trust, Inc.
345 Park Avenue, 26th Floor
New York, NY 10154

RREEF Property Operating Partnership, LP
345 Park Avenue, 26th Floor
New York, NY 10154

RREEF America, LLC
345 Park Avenue, 26th Floor
New York, NY 10154

Re:	Reimbursement of Expenses Pursuant to the Advisory Agreement and Expense Support Agreement

Ladies and Gentlemen:
This letter agreement (the “Letter Agreement”) sets forth the understanding and agreement of (I) RREEF Property Trust, Inc., a Maryland corporation (the “Company”), RREEF Property Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) and RREEF America L.L.C., a Delaware limited liability company (the “Advisor,” each of the Company, the Operating Partnership and the Advisor, a “Party” and collectively, the “Parties”), with respect to certain organizational and offering expense reimbursements payable pursuant to the Amended and Restated Advisory Agreement dated as of January 20, 2016 (as may be amended from time to time, the “Advisory Agreement”), and (II) the Company and the Advisor with respect to certain expense support reimbursements payable as described in the Third Amended and Restated Expense Support Agreement dated as of December 16, 2014 and the First Amendment to the Third Amended and Restated Expense Support Agreement dated as of January 20, 2016 (as may be amended from time to time, the “ESA”). Capitalized terms used and not defined herein shall have the meanings set forth in the Advisory Agreement and the ESA.

Pursuant to the Advisory Agreement and the ESA, the Advisor agreed to render services to the Company and the Operating Partnership with respect to the continuous public offering (the “Public Offering”) of shares of the Company’s common stock, including the Class A Shares, Class I Shares and Class T Shares, and the continuous private offering of the Company’s Class D Shares (the “Private Offering”). The Advisor also agreed to pay certain Organizational and Offering Expenses on behalf of the Company and the Operating Partnership, as described in the Advisory Agreement, and to pay certain Organizational and Offering Expenses and Total Operating Expenses, as described in the ESA, subject to reimbursement by the Company pursuant to the terms in the Advisory Agreement and the ESA, respectively.

In furtherance of the objectives contemplated by the Advisory Agreement and the ESA, the Parties hereby agree as follows:

1.
Organizational and Offering Expense Reimbursement Payments to the Advisor Upon Liquidation. In the event that RREEF America L.L.C. is the Company’s advisor at the time the Company or the Operating Partnership undertakes a liquidation of its Investments pursuant to Section 8-502 of Maryland General Corporation Law (“MGCL”) and the Articles of Incorporation (a “Liquidation”), the obligation of the Company to make the remaining payments reimbursing Organizational and Offering Expenses pursuant to Section 12(d) of the Advisory Agreement shall terminate. A Liquidation shall be deemed to be undertaken upon the receipt of the affirmative vote of the Stockholders to dissolve or liquidate the Company in accordance with the requirements of the MGCL.

2.	Reimbursement Payments to the Advisor Pursuant to the ESA.

(a)
Reimbursement Payments pursuant to Section 3 of the ESA are hereby suspended and will not recommence unless and until the first calendar month immediately following the month in which the Company reaches $500 million in any combination of proceeds from the Public Offering and the Private Offering (the “Commencement Date”). The amount currently owed to the Advisor pursuant to the ESA is $8,950,000. The description of Reimbursement Payments provided in Section 3(b)-(d) of the ESA is superseded by this Section 2.

(b)
Beginning in the first calendar month immediately following the month in which the Commencement Date occurs and within the first 15 calendar days of such first calendar month and within the first 15 days of each of the 11 subsequent calendar months, the Company will pay the Advisor a Reimbursement Payment equal to $416,667 (the “First Year Reimbursement Payments”).

(c)
Beginning in the first calendar month immediately following the month in which the First Year Reimbursement Payments are complete and within the first 15 calendar days of such first calendar month and within the first 15 days of each of the 11 subsequent calendar months, the Company will pay the Advisor a Reimbursement Payment equal to $329,166 (the “Second Year Reimbursement Payments,” together with the First Year Reimbursement Payments the “Monthly Reimbursement Payments”).

(d)
The amount of any Monthly Reimbursement Payment shall be reduced by an amount necessary to ensure that (x) such Monthly Reimbursement Payment will not cause the aggregate Organizational and Offering Expenses paid by the Company to exceed 15% of the Gross Proceeds from the sale of Shares in a Public Offering from commencement of such Public Offering through the date of such Monthly Reimbursement Payment, and (y) the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes is not adversely affected (clauses (x) and (y) collectively, the “Monthly Reimbursement Payment Limits”). In the event that a Monthly Reimbursement Payment is reduced pursuant to this Section 2(d), such Monthly Reimbursement Payment shall remain subject to reimbursement by the Company to the Advisor in subsequent calendar month(s) pursuant to this Section 2 until paid in full, subject to the Monthly Reimbursement Payment Limits. Notwithstanding the above, (i) the amount of the Monthly Reimbursement Payment paid in any calendar month pursuant to this Section 2 will not be aggregated with the Company’s cumulative Total Operating Expenses for any four consecutive calendar quarters that includes the calendar quarter in which such Monthly Reimbursement Payment is paid, and instead, the amount of the unreimbursed Expense Payment(s) comprising such Monthly Reimbursement Payment shall have been previously aggregated with the Company’s cumulative Total Operating Expenses for the four calendar quarter period(s) ending with the calendar quarter(s) in which such Expense Payments were originally incurred (the “Prior 2%/25% Periods”), and (ii) if an unreimbursed Expense Payment incurred during a Prior 2%/25% Period exceeded the 2%25% Guidelines for such Prior 2%/25% Period, the amount of such excess will only be reimbursed pursuant to this Section 2 to the extent that the Company’s independent directors previously approved such excess with respect to the applicable Prior 2%/25% Period.

(e)
In the event that RREEF America L.L.C. is the Company’s advisor at the time the Company or the Operating Partnership undertakes a Liquidation, the obligation of the Company to make the remaining Monthly Reimbursement Payments pursuant to this Letter Agreement and any Reimbursement Payments pursuant to the ESA shall terminate. A Liquidation shall be deemed to be undertaken upon the receipt of the affirmative vote of the Stockholders to dissolve or liquidate the Company in accordance with the requirements of the MGCL.

3.	Miscellaneous.

(a)
Notwithstanding the place where this Letter Agreement may be executed by any of the Parties hereto, this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of choice of the law thereof.

(b)	This Letter Agreement may not be amended or modified except by an instrument in writing signed by each Party.

(c)
This Letter Agreement, together with the Advisory Agreement and the ESA, contains the entire agreement of the Parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(d)
If any provision of this Letter Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Letter Agreement shall not be affected thereby and, to this extent, the provisions of this Letter Agreement shall be deemed to be severable.

(e)
This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Letter Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on Next Page]

Agreed to and accepted as of the date first written above.

RREEF Property Trust, Inc.

By:    /s/ James N. Carbone
James N. Carbone
Chief Executive Officer and President

RREEF Property Operating Partnership, LP

By:	RREEF Property Trust, Inc.,
Its General Partner

By:	/s/ James N. Carbone
James N. Carbone
Chief Executive Officer and President

RREEF America L.L.C.

By:	/s/ Marc L. Feliciano
Name:     Marc L. Feliciano
Title:     Managing Director

By:	/s/ W. Todd Henderson
Name:     W. Todd Henderson
Title:     Managing Director